Exhibit 3.1

Assignment Agreement

This Assignment Agreement (the “Agreement”) is made by and between James Hiza, an individual (the “Assignee”) and Roman Franklin, an individual (the “Assignor”), effective April 12, 2024. The Assignor and the Assignee are sometimes referred to in this Agreement singly as a “Party” or collectively as the “Parties”.

WHEREAS, the Assignor is the holder of one share of Series X Convertible Preferred Stock, par value $0.0001 per share (the “Securities”), issued by Simplicity Esports and Gaming Company (the “Company”), which Securities were acquired for a total investment of $1,000 and represent an ownership interest of 100% of the Company’s Series X Convertible Preferred Stock, par value $0.0001 per share, which is the only class of preferred stock issued and outstanding.

WHEREAS, Assignor wishes to assign and sell the Securities for $1.00 (the “Assigned Securities”) to Assignee;

WHEREAS, Assignee desires to purchase the offered Assigned Securities for $1.00;

WHEREAS, Assignor agrees that, upon Assignor’s receipt of the payment of the applicable price set forth in Section 1.1 herein from Assignee, Assignee shall have all interests and rights to such Assigned Securities, and the Assignor shall have no claim, right or other ownership in such Assigned Securities; and

WHEREAS, the above Recitals are incorporated into and made part of this Agreement and Parties intend to be bound by the terms of this Agreement;

NOW THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.	Assignment of Interest. The Assignor hereby sells, transfers, and assigns the Assigned Securities to Assignee (the “Assignment”), and Assignee hereby purchases the Assigned Securities and accepts such Assignment, subject to the terms and conditions of this Agreement.

1.1	As consideration for the Assignment, Assignee shall pay to Assignor a single payment of $1.00 in immediately available funds, simultaneously with the full execution and delivery of this Agreement.

1.2	The payment shall be made by bank transfer pursuant to the written instructions of Assignor to Assignee or certified check made out to the Assignor.

1.3	As a condition precedent to the Assignment and the payment of the purchase price described in Sections 1.1 and 1.2 herein:

1.3.1	The Assignment of the Assigned Securities must be approved by the Company; and

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1.3.2	All back-up documents and paperwork related to this Agreement and the Assigned Securities shall be executed and will include the standard and customary terms of an agreement(s) of similar nature.

2.	Representations and Warranties of Assignor.

2.1	Assignor holds its right in the Assigned Securities free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims.

2.2	Assignor has all requisite power and authority to enter into and perform this Agreement and to consummate the Assignment contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid and binding agreement of Assignor, enforceable against Assignor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and by general principles of equity.

2.3	There are no claims, actions, suits or proceedings pending or threatened against Assignor which, if determined adversely to Assignor, would materially and adversely affect the Assignor’s ability to perform its obligations under this Agreement.

2.4	No consent, approval or agreement of any individual or entity is required to be obtained by Assignor in connection with the execution and performance by Assignor of this Agreement or the execution and performance by Assignor of any agreements, instruments or other obligations entered into in connection with this Agreement.

2.5	Assignor has taken no action and has no knowledge of any action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transaction contemplated hereby

3.	Representations, Warranties, and Covenants of Assignee.

3.1	Assignee has all requisite power and authority to enter into and perform this Agreement and to consummate the Assignment contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid and binding agreement of Assignee, enforceable against Assignee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and by general principles of equity.

3.2	There are no claims, actions, suits or proceedings pending or threatened against Assignee which, if determined adversely to Assignee, would materially and adversely affect the Assignee’s ability to perform its obligations under this Agreement.

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3.3	No consent, approval or agreement of any individual or entity is required to be obtained by Assignee in connection with the execution and performance by Assignee of this Agreement or the execution and performance by Assignor of any agreements, instruments or other obligations entered into in connection with this Agreement.

3.4	Assignee has taken no action and has no knowledge of any action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transaction contemplated hereby.

3.5	Assignee understands none of the Securities are registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Assignee further understands that the offering and sale of the Securities is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof and the provisions of Regulation D promulgated thereunder.

3.6	Assignee and Assignee’s attorney, accountant, purchaser representative and/or tax advisor, if any (collectively, “Advisors”), have received all documents requested by Assignee or its Advisors, if any, and understand the information contained therein, prior to the execution of this Agreement.

3.7	Assignee, either alone or together with its Advisors, if any, has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to utilize the information made available to it in connection with the Assignment to evaluate the merits and risks of an investment in the Securities and the Company and to make an informed investment decision with respect thereto.

3.8	Assignee is acquiring the Securities solely for such Assignee’s own account for investment and not with a view to resale or distribution thereof, in whole or in part. Assignee has no agreement or arrangement, formal or informal, with any person to sell or transfer all or any part of any of the Securities and Assignee has no plans to enter into any such agreement or arrangement.

3.9	Assignee understands and agrees that purchase of the Securities is a high-risk investment and Assignee is able to afford an investment in a speculative venture having the risks and objectives of the Company. Assignee must bear the substantial economic risks of the investment in the Securities indefinitely because none of the Securities may be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.

3.10	Assignee is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Commission under the Securities Act.

3.11	Assignee hereby accepts the foregoing assignment and transfer and promises to be bound by and upon all the covenants, agreements, terms and conditions set forth therein.

4.	Benefit and Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no party, except Assignee, shall assign or transfer all or any portion of this Agreement without the prior written consent of the other party, and any such attempted assignment shall be null and void and of no force or effect.

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5.	Expenses and Fees. Each Party shall bear its own costs and expenses, including legal fees, consulting fees, and travel expenses incurred in connection with the transactions contemplated hereby.

6.	Additional Undertakings. Each Party shall take such further action and undertakings and execute and deliver such additional documents, including, without limitation, a standard form of (a) stock power and (b) corporate indemnification agreement for a Nevada corporation, as reasonably requested by one or more of the other Parties hereto.

7.	Jurisdiction and Venue. The Parties agree that this Agreement shall be construed solely in accordance with the laws of the State of New York, notwithstanding its choice or conflict of law principles, and any proceedings arising among the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be heard solely in the State and/or Federal courts located in New York.

8.	Headings. The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

9.	Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.	Entire Agreement. This Agreement contains the entire understanding between the Parties, no other representations, warranties or covenants having induced either Party to execute this Agreement and supersedes all prior or contemporaneous agreements with respect to the subject matter hereof. This Agreement may not be amended or modified in any manner except by a written agreement duly executed by the Party to be charged, and any attempted amendment or modification to the contrary shall be null and void and of no force or effect.

11.	Counterparts. This Agreement may be executed in any number of counterparts by original, facsimile or email signature. All executed counterparts shall constitute one Agreement not withstanding that all signatories are not signatories to the original or the same counterpart. Facsimile, scanned signatures, and electronic are considered original signatures.

12.	Modification. This Agreement may only be modified in a writing signed by all Parties.

13.	Indemnification. Except for any claim alleging that Assignor’s acts or omissions resulted from his bad faith, willful or reckless misconduct, gross negligence or willful breach of this Agreement, the Company hereby agrees to indemnify and hold harmless Assignor from and against any and all losses, damages or liabilities due to or arising out of his due performance of this Agreement and carrying out the transactions contemplated hereby.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Assignor – Roman Franklin

/s/ Roman Franklin

Assignee – James Hiza

/s/ James Hiza

The Company hereby acknowledges and consents to the Assignment of the Assigned Securities and acknowledges and agrees that the Assignment shall be effective upon execution of this Agreement and the payment of the consideration set forth in Section 1.1. In furtherance of the transactions contemplated by this Agreement and as an inducement to the Assignor to execute and deliver this Agreement and carry out the transactions contemplated hereby, the Company agrees to fulfill its obligations to under Section 6 and to indemnify Assignor in accordance with the provisions of Section 12 hereof.

Simplicity Esports and Gaming Company

By:	/s/ Roman Franklin
Name:	Roman Franklin
Title:	Chief Executive Officer

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